SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

MercadoLibre, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arias 3751, 7th Floor
Buenos Aires, C1430CRG, Argentina
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:  011-54-11-4640-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2012, Anton J. Levy, a Class I director of MercadoLibre, Inc. (the “Company”), provided written notice to the Board of Directors (the “Board”) of the Company of his decision to resign from the Board and from each committee of the Board on which he served, effective immediately.  Mr. Levy served as a member of the Company’s Audit Committee at the time of his resignation. Mr. Levy indicated in his notice to the Board that his resignation was in connection with a reduction in General Atlantic’s investment in the Company,   and was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On the same date, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, in accordance with a succession search initiated after Mr. Levy had previously conveyed that he was considering stepping down from the Board, the Board unanimously approved the appointment of Susan L. Segal as a Class I director of the Company, effective immediately. Ms. Segal has also been appointed to serve as a member of the Company’s Audit Committee.

Ms. Segal, 59, has been president and CEO of the Americas Society and Council of the Americas since 2003, after having worked in the private sector for more than 30 years. Prior to her current position, Ms. Segal was a founding partner of her own investment advisory firm focused primarily on Latin America and the U.S. Hispanic market. Previously, she was a partner and Latin American Group Head at JPMorgan Partners/Chase Capital Partners, where she pioneered early stage venture capital investing in Latin America. Prior to joining Chase Capital Partners, Ms. Segal was a senior managing director focused on Emerging Markets Investment Banking and Capital Markets at Chase Bank and its predecessor banks. She was actively involved in the Latin American debt crisis of the 1980s and early 1990s both chairing and sitting on various advisory committees. Ms. Segal currently serves on various boards and committees, including, at the Bank of Nova Scotia/Scotiabank, where she serves as a director and a member of the Audit Committee, the Tinker Foundation and the Latin American Venture Capital Association. She is also a member of the Council of Foreign Relations .  In 1999, she was awarded the Order of Bernardo O’Higgins Grado de Gran Oficial in Chile and in 2009 President Uribe of Colombia honored her with the Cruz de San Carlos. Ms. Segal received an M.B.A. from Columbia University and a B.A. from Sarah Lawrence College. Ms. Segal previously served as a director of the Company from 1999 to 2002.

The Board has determined that Ms. Segal qualifies as independent in accordance with the listing requirements of the Nasdaq Stock Market LLC and the Company’s Corporate Governance Guidelines. There were no arrangements or understandings pursuant to which Ms. Segal was elected as a director, and there are no related party transactions between the Company and Ms. Segal reportable under Item 404(a) of Regulation S-K.

For her services as an independent director, Ms. Segal will receive the same fees and compensation as other independent directors for similar services. A description of the fees and compensation paid to independent directors of the Company for the period June 10, 2011 to June 9, 2012 (the “2011 Director Compensation Program”) is set forth under the section entitled “Compensation of Directors” in the Company’s 2011 proxy statement filed on April 27, 2011, which section is incorporated by reference herein. Ms. Segal’s fees and compensation for the period April 23, 2012 to June 9, 2012 will be prorated under the 2011 Director Compensation Program based on the partial service period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCADOLIBRE, INC. (Registrant)
Date: April 24, 2012	By:	/s/ Pedro Arnt
Pedro Arnt
Executive Vice President and Chief Financial Officer